UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 1, 2011

EDUTOONS, INC.
(Exact name or registrant as specified in its charter)

Delaware	4841	27-2701563
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

EDUtoons, Inc
610 State Route 116
Metamora, IL 61548
(Address of Principal Executive Offices, Including Zip Code)

309-367-2800
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Closing of Stock Purchase Agreement:

EDUtoons Inc. (“EDUtoons, “We”, “Us”, “Our” or the “Company”), a Delaware Corporation, on November 1, 2011, closed with respect to a Stock Purchase Agreement dated October 27, 2011 (the “Purchase Agreement”) entered into with ContinuityX, Inc. (“Continuity”), a Delaware corporation (the “Closing”).  Pursuant to the terms of the Purchase Agreement, EDUtoons sold to Continuity three million two hundred and fifty thousand (3,250,000) shares of common stock, par value of $0.001 per share, of EDUtoons in consideration for twenty-five thousand ($25,000) dollars.

 At the same time as the Closing, pursuant to its Registration Statement on Form S-1 filed by EDUtoons with the Securities and Exchange Commission (“SEC”), having an effective date of May 5, 2011 (the “Registration Statement”) and pursuant to subscription agreements dated October 31, 2011 (the “Subscription Agreements”) received by EDUtoons from eight (8) subscribers, EDUtoons issued three million (3,000,000) shares of EDUtoons common stock for an aggregate subscription price of one hundred and fifty thousand ($150,000) dollars.  The eight (8) subscribers interest in EDUtoons’ common stock range from 4.8% to 9.84%.

At the same time as the Closing, EDUtoons redeemed three million two hundred and fifty thousand (3,250,000) shares of EDUtoons’s common stock, which constituted one hundred (100%) percent of EDUtoons issued and outstanding stock, other than those shares sold in the IPO, for an aggregate price of eighty-two thousand five hundred ($82,500) dollars.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

As disclosed in Item 2.01 of this Form 8-K, on November 1, 2011, EDUtoons sold to Continuity three million two hundred and fifty thousand (3,250,000) shares of its common stock.  This constituted the purchase of one hundred (100%) percent of EDUtoons stock then issued and outstanding other than the stock purchased in the IPO, and approximately fifty-four (54%) percent of all of the issued and outstanding stock of EDUtoons, making Continuity the majority stockholder of EDUtoons.

At the same time as the Closing, Eileen Russell, as the sole Director of EDUtoons, appointed David Godwin and Anthony Roth as Directors of EDUtoons.  Ms. Russell then resigned as the sole director and from all of her positions as officers of the Registrant.  Mr. Godwin and Mr. Roth, being the sole directors, then elected Mr. Godwin as Chief Executive Officer and President of EDUtoons and Mr. Roth as Executive Vice President, Chief Financial Officer and Corporate Secretary of EDUtoons.

ITEM 5.02 DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS

As disclosed in Item 5.01 of this Form 8-K, on November 1, 2011, Eileen Russell, President, CEO, Treasurer and sole Director of EDUtoons, appointed David Godwin and Anthony Roth as Directors of EDUtoons.  Ms. Russell then resigned all of her positions as director and officer of EDUtoons.

The following chart sets forth the age and position of each newly appointed director and officer of EDUtoons:
Name	Age	Position
David Godwin	49	President, CEO, Director
Anthony Roth	47	Executive VP, CFO, Secretary, Director

All of our directors shall hold office until such time as their successors, if any, have been duly elected and qualified.  All of our directors have currently been appointed to indefinite initial terms and we do not intend, at this time, to elect additional directors or replace any of our current officers and directors.

All of our executive officers will hold office until the next annual meeting of the Board of Directors and until their successors, if any, have been duly appointed and qualified.

Mr. David Godwin has been the President of Continuity since its inception in 2011.  As a technical sales consultant for the Midwest Region of AT&T from 2008 to 2010, Mr. Godwin served over 8,000 customers in the National Business Market Group.  His past industry positions with ISI (2006-2008) and AT&T (2008-2010) have provided him the experience and skills to become a leader in the continuity, cloud computing and disaster recovery industry.  Mr. Godwin obtained his undergraduate degree from the University of Maryland in 1986, while serving in the United States Army from which he received an Honorable Discharge.

Mr. Anthony Roth has been the Executive Director of Continuity since its inception in 2011.  From 2009 until 2011 Mr. Roth served in a variety of functions including acting as Interim CEO and Director for both Optimum Interactive Inc. and First Blush as well as serving as a Director and Consultant for Optimum Interactive.   From 2007 to 2009, Mr. Roth served as CEO of Commerce Planet Inc., an online marketing and e-commerce business.  Mr. Roth obtained his undergraduate degree from the University of Illinois in 1986.

Our directors do not have any family relationships with each other.  However, Mr. Godwin’s wife, Kathy Godwin, has been, and will continue to be, employed by Continuity as a Vice President, Channel of Operations,  overseeing vendor and customer operations, which the Company does not deem to be an Executive Office.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Stock Purchase Agreement Dated November 1, 2011 between EDUtoons, Inc. and ContinuityX, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUtoons, Inc.
(Registrant)

Dated: November 4, 2011	By:	/s/ David Godwin
David Godwin
Title: President